EXHIBIT 1

IIJ Announces Third Quarter Results for the Fiscal Year Ending March 31, 2008
TOKYO, Feb. 12, 2008 (PRIME NEWSWIRE) -- Internet Initiative Japan Inc. (Nasdaq:IIJI) (Tokyo Stock Exchange First Section:3774) ("IIJ"), one of Japan's leading Internet-access and comprehensive network solutions providers, today announced its financial results for the third quarter of the fiscal year ending March 31, 2008 ("FY2007") (1).

              Highlights of Third Quarter FY2007 Results

 * Revenue totaled JPY 18,359 million ($ 164.3 million), an increase of
   35.1% from 3Q06, mainly due to a steady increase in recurring revenues from connectivity and value-added services ("VAS") and systems operation and maintenance, and the completion of a remarkable large-scale systems construction project.
 * Operating income was JPY 1,136 million ($10.2 million), an increase of 15.2% from 3Q06, mainly due to an increase in gross margin in connectivity and VAS and systems integration ("SI").
 * Net income was JPY 611 million ($5.5 million), a decrease of 56.5%
   from 3Q06. The decrease was mainly due to a decrease in other income by an absence of large capital gains from equity securities and the affect of income tax accounting.

                   Financial Targets for FY2007(2)

 * We are maintaining our initial targets for the full FY2007 that we disclosed on May 15, 2007.
Overview of 3rd Quarter FY2007 Financial Results and Business Outlook (2)

"We achieved the highest revenues and operating income for the third quarter of the fiscal year in our history," said Koichi Suzuki, President and CEO of IIJ. "In 3Q07, monthly recurring revenues from connectivity and VAS, and systems operation and maintenance continued to increase steadily and they became the base for our stable growth. Corporate customers are shifting to higher speeds and there are continuing demands for connectivity services over 1Gbps, especially in the telecommunications and Information Technology ("IT") sectors. One-time revenues from systems construction increased significantly, mainly due to the completion of a remarkable large-scale network and application development project in 3Q07. We will continue to take such large-scale SI projects to increase the top line of revenues. Though there are unstable factors in the Japanese economy, corporate IT investments have stably increased through this quarter."

"We continued to be engaged in the development of our middle- and long-term growth," continued Suzuki. "We announced the start of "IIJ Mobile" for corporate customers under a scheme of Mobile Virtual Network Operator ("MVNO"). With this service, our corporate customers can access the Internet and Intranet more flexibly and securely. We plan to establish "IIJ Innovation Institute", a business incubation center for technology development and commercialization of the next generation of the Internet. We continued to provide our content distribution platform to "acTVila", which is promoted by major Japanese TV manufacturers to be a TV portals standard. We have been engaged in a highly reliable e-mail messaging infrastructure through GDX Japan Inc ("GDX"), a 51.0% owned subsidiary. We are being prepared to provide ATM network operations through Trust Networks Inc. ("TN"), a 60.2% owned subsidiary."

"The decrease in net income compared to the previous quarter was mainly due to income tax accounting," said Akihisa Watai, CFO of IIJ. "We had tax operating loss carryforwards of JPY 17,083 million as of March 31, 2007 and we recorded deferred income tax assets which resulted in deferred tax benefit of JPY 2,114 million in 2Q07. In 3Q07, we recorded deferred tax expenses to the contrary caused by the realization of deferred income tax assets as a result of recording taxable income."

3rd Quarter FY2007 Financial Results

 Results of Operation

                      Operating Results Summary      (JPY in millions)
 ---------------------------------------------------------------------
                                               3Q07    3Q06     YoY %
                                                               change
 ---------------------------------------------------------------------
 Total Revenues                               18,359  13,587    35.1%
 ---------------------------------------------------------------------
 Total Costs                                  14,851  10,727    38.4%
 ---------------------------------------------------------------------
 SG&A Expenses and R&D                         2,372   1,874    26.6%
 ---------------------------------------------------------------------
 Operating Income                              1,136     986    15.2%
 ---------------------------------------------------------------------
 Income before Income Tax Expense(3)           1,017   1,603   (36.5%)
 ---------------------------------------------------------------------
 Net Income                                      611   1,405   (56.5%)
 ---------------------------------------------------------------------
Revenues

Revenues in 3Q07 totaled JPY 18,359 million, an increase of 35.1% from JPY 13,587 million in 3Q06.

                            Revenues                 (JPY in millions)
 ---------------------------------------------------------------------
                                                  3Q07    3Q06   YoY %
                                                                change
 ---------------------------------------------------------------------
 Total Revenues:                                 18,359  13,587  35.1%
 ---------------------------------------------------------------------
 Connectivity and Value-added Services            8,049   6,100  31.9%
 ---------------------------------------------------------------------
 SI                                               9,911   7,093  39.7%
 ---------------------------------------------------------------------
 Equipment Sales                                    399     393   1.4%
 ---------------------------------------------------------------------
Connectivity and Value-added Services ("VAS") revenues were JPY 8,049 million in 3Q07, an increase of 31.9% compared to 3Q06.

Revenues from connectivity services for corporate users were JPY 3,023 million, an increase of 7.5% compared to 3Q06. Revenues from IP Services, the services mainly used by corporate headquarters and data centers, increased by 6.0% compared to 3Q06, mainly due to the acquisition of new contracts and the shift of our corporate customers to higher speeds. Revenues from broadband services increased by 24.3% compared to 3Q06, mainly due to the expansion of broadband utilization in the corporate internal network.

Revenues from connectivity services for home users were JPY 1,513 million in 3Q07, an increase of 206.4% compared to 3Q06. Despite a decrease in revenues from IIJ4U and OEM services, the increase was mainly due to additional revenues of JPY 1,118 million from connectivity services for home users of hi-ho, which we acquired in June 2007.

VAS revenues were JPY 2,479 million in 3Q07, an increase of 33.2% compared to 3Q06. The increase was mainly due to an increase in revenues from e-mail related services and data centers.

Other revenues were JPY 1,033 million in 3Q07, an increase of 10.9% compared to 3Q06.

SI revenues increased 39.7% to JPY 9,911 million in 3Q07 compared to 3Q06. The increase was mainly due to an increase of 64.2% in one-time revenues from systems construction, especially related to the completion of a remarkable large-scale network and application development project in 3Q07, and an increase of 14.4% in monthly recurring revenues from systems operation and maintenance compared to 3Q06.

Equipment sales revenues were JPY 399 million in 3Q07, an increase of 1.4% compared to 3Q06.

Cost and expense

Cost of revenues was JPY 14,851 million in 3Q07, an increase of 38.4% compared to 3Q06.

                       Cost of Revenues              (JPY in millions)
 ---------------------------------------------------------------------
                                              3Q07     3Q06      YoY %
                                                                change
 ---------------------------------------------------------------------
 Cost of Revenues:                           14,851    10,727    38.4%
 ---------------------------------------------------------------------
 Connectivity and Value-added Services        6,738     5,073    32.8%
 ---------------------------------------------------------------------
 SI                                           7,771     5,322    46.0%
 ---------------------------------------------------------------------
 Equipment Sales                                342       333     2.7%
 ---------------------------------------------------------------------
Cost of Connectivity and VAS revenues was JPY 6,738 million in 3Q07, an increase of 32.8% compared to 3Q06, mainly due to an increase in costs of JPY 1,188 million from hi-ho, which we acquired in June 2007, along with additional revenues of JPY 1,350 million. The increase was also due to an increase in circuit and personnel related costs and the initial cost for new business development.

The gross margin for Internet connectivity and value-added services in 3Q07 was JPY 1,311 million, an increase of 27.6% compared to 3Q06. The gross margin ratio in 3Q07 was 16.3%, compared to 16.8% in 3Q06. The decrease in gross margin ratio was mainly due to an increase in the cost of revenues from connectivity and VAS of hi-ho, whose gross margin ratio was relatively lower than that of other connectivity and VAS, and the initial cost for new business development.

Cost of SI revenues was JPY 7,771 million in 3Q07, an increase of 46.0% compared to 3Q06. The increase was mainly due to an increase in purchase, outsourcing costs and personnel related costs along with an increase in revenues from SI projects.

The gross margin for SI in 3Q07 was JPY 2,140 million and the gross margin ratio in 3Q07 was 21.6%, compared to 25.0% in 3Q06. The decrease in the gross margin ratio was mainly due to the completion of a remarkable large-scale network and application development project in 3Q07, which had relatively lower gross margin compared to that of other ordinary projects.

Cost of Equipment Sales revenues was JPY 342 million in 3Q07, an increase of 2.7% compared to 3Q06.

The gross margin ratio for equipment sales in 3Q07 was 14.3%, compared to 15.4% in 3Q06.

Sales and marketing expenses were JPY 1,124 million in 3Q07, an increase of 23.5% compared to 3Q06. The increase was mainly due to an increase in advertising and personnel expenses along with business expansion, as well as the addition of sales and marketing expenses related to hi-ho of JPY 104 million.

General and administrative expenses were JPY 1,185 million in 3Q07, an increase of 28.2% compared to 3Q06. The increase was mainly due to an increase in personnel expenses, outsourcing expenses and initial expenses for new business development.

Research and development expenses were JPY 63 million in 3Q07, an increase of 58.5% compared to 3Q06.

Operating income

Operating income was JPY 1,136 million in 3Q07, an increase of 15.2% compared to 3Q06. The increase was mainly due to the increase of JPY 368 million in gross margin from SI and the increase of JPY 284 million in gross margin from connectivity and VAS, despite the increase in sales and marketing and general and administrative expenses.

Other expenses and others

Other expenses in 3Q07 were JPY 119 million, compared to other income of JPY 617 million in 3Q06. The decrease was mainly due to a significant decrease in gains from the sale of available-for-sale securities. The gains from the sale of available-for-sale securities in 3Q07 were JPY 4 million, compared to JPY 757 million in 3Q06.

Income tax expense in 3Q07 was JPY 392 million, compared to income tax expense of JPY 93 million in 3Q06. The increase was mainly due to deferred income tax expenses of JPY 179 million.

Minority interests in losses of subsidiaries in 3Q07 were JPY 27 million, compared to minority interests in earnings of subsidiaries of JPY 70 million in 3Q06. Minority interests in losses of subsidiaries were mainly related to GDX and the elimination of minority interests related to four consolidated subsidiaries that became wholly owned by us in 2007, because we acquired shares of IIJ Technology Inc. and Net Care, Inc. from their minority shareholders.

Equity in net loss of equity method investees in 3Q07 was JPY 42 million, mainly represented by equity in net loss of Internet Revolution Inc.

Net income was JPY 611 million in 3Q07, a decrease of 56.5% compared to 3Q06.

Financial Condition

Balance Sheets

As of December 31, 2007, total assets increased by JPY 5,304 million from JPY 47,693 million as of March 31, 2007 to JPY 52,997 million. For current assets, accounts receivable increased by JPY 2,125 million which includes accounts receivable of JPY 3,045 million related to a remarkable large-scale network and application development project which was completed in 3Q07; prepaid expenses increased by JPY 1,181 million, mainly for bonus payments to our employees and maintenance expenses related to SI projects; other current assets increased by JPY 1,221 million, mainly due to an increase in current deferred income tax assets (net) resulting from a reduction of the valuation allowance that we made in 2Q07; and cash decreased by JPY 4,340 million, each compared to the respective balance as of March 31, 2007. Property and equipment increased by JPY 1,279 million from the balance as of March 31, 2007, mainly due to our acquisition of hi-ho and an increase in property to provide services to our customers and ourselves. Intangible assets increased by JPY 3,048 million from the balance as of March 31, 2007, mainly due to the recording of non-amortized intangible assets upon our acquisition of interest in consolidated subsidiaries and hi-ho. Other assets increased by JPY 739 million mainly due to an increase in non-current deferred tax assets (net) resulting from the reversal of the valuation allowance. The fair value of available-for-sale securities as of December 31, 2007 decreased by JPY 342 million from the amount as of March 31, 2007 to JPY 967 million.

For current liabilities, short-term borrowings increased by JPY 3,600 million from the balance as of March 31, 2007, due to our acquisition of shares of two consolidated subsidiaries from their minority shareholders, and accounts payable decreased by JPY 1,944 million from the balance as of March 31, 2007.

Total shareholders' equity as of December 31, 2007 was JPY 24,140 million, an increase of JPY 4,028 million from JPY 20,112 million as of March 31, 2007.

Cash Flows

Cash as of December 31, 2007 was JPY 9,214 million.

Net cash provided by operating activities in 3Q07 was JPY 338 million, compared to net cash provided by operating activities of JPY 2,063 million in 3Q06. Operating income increased in 3Q07 compared to 3Q06 because gross margin from connectivity and VAS and SI increased compared to 3Q06. However, net cash provided by operating activities in 3Q07 was due to changes in operating assets and liabilities during 3Q07, mainly resulting from an increase in accounting receivables along with the completion of a remarkable large-scale network and application development project in 3Q07.

Net cash used in investing activities in 3Q07 was JPY 711 million, compared to net cash provided by investing activities of JPY 25 million in 3Q06. We paid JPY 623 million for the purchase of property and equipment and JPY 200 million for the purchase of short-term and other investments. We also recorded JPY 124 million by the acquisition of a newly controlled company, net of cash acquired, resulting from making TN our consolidated subsidiaries in 3Q07. We have invested JPY 500 million in total in TN through 3Q07 for new business development.

Net cash used in financing activities in 3Q07 was JPY 2,061 million, compared to net cash used in financing activities of JPY 996 million in 3Q06. We recorded repayments of short-term borrowings with initial maturities over three months and long-term borrowings of JPY 9,200 million and principal payments under capital leases of JPY 906 million and payment of dividend for the interim period of FY2007 of JPY 155 million. We recorded proceeds of JPY 5,500 million from the issuance of short-term borrowings with initial maturities over three months and a net increase in short-term borrowings with initial maturities less than three months of JPY 2,700 million.

3rd Quarter FY2007 Business Review

Analysis by Service

Connectivity and Value-added Services

For connectivity services for corporate use, customers continued to shift to higher speeds and there was a significant increase in the number of contracts for our broadband services, IIJ FiberAccess/F and IIJ DSL/F for constructing corporate internal networks using Internet VPN. Total contracted bandwidth increased by 86.0 Gbps to 346.0 Gbps compared to 3Q06.

For connectivity services for home use, there were additional revenues of JPY 1,118 million from hi-ho, which we acquired in June 2007. Number of Contracts for Connectivity Services(4)

           Number of Contracts for Connectivity Services(4)
 ---------------------------------------------------------------------
                                                               YoY %
                                    3Q07          3Q06        Change
 ---------------------------------------------------------------------
  Connectivity Services
   (Corporate Use)                 24,877        18,261       6,616
 ---------------------------------------------------------------------
    IP Service (-99Mbps)              805           754          51
 ---------------------------------------------------------------------
    IP Service (100Mbps-999Mbps)      191           153          38
 ---------------------------------------------------------------------
    IP Service (1Gbps-)                61            60           1
 ---------------------------------------------------------------------
    IIJ Data Center
     Connectivity Service             293           264          29
 ---------------------------------------------------------------------
    IIJ FiberAccess/F and IIJ
     DSL/F                         21,573        15,379       6,194
 ---------------------------------------------------------------------
    Others                          1,954         1,651         303
 ---------------------------------------------------------------------
  Connectivity Services (Home
   Use)                           481,352       569,282     (87,930)
 ---------------------------------------------------------------------
    Under IIJ Brand                51,820        57,286      (5,466)
 ---------------------------------------------------------------------
    hi-ho                         190,808            --     190,808
 ---------------------------------------------------------------------
    OEM(5)                        238,724       511,996    (273,272)
 ---------------------------------------------------------------------
  Total Contracted Bandwidth        346.0Gbps    260.0Gbps    86.0Gbps
 ---------------------------------------------------------------------

 Connectivity and VAS Revenue Breakdown and Cost(4) (JPY in millions)
 ---------------------------------------------------------------------
                                                               YoY %
                                    3Q07          3Q06        Change
 ---------------------------------------------------------------=-----
  Connectivity Service Revenues
   (Corporate Use)                  3,023         2,813        7.5%
 ---------------------------------------------------------------------
    IP Service(6)                   2,239         2,113        6.0%
 ---------------------------------------------------------------------
    IIJ FiberAccess/F and IIJ
     DSL/F                            680           547       24.3%
 ---------------------------------------------------------------------
    Others                            104           154      (32.3%)
 ---------------------------------------------------------------------
  Connectivity Service Revenues
   (Home Use)                       1,513           494      206.4%
 ---------------------------------------------------------------------
    Under IIJ Brand                   271           294       (7.7%)
 ---------------------------------------------------------------------
    hi-ho                           1,118            --         --
 ---------------------------------------------------------------------
    OEM                               124           200      (38.0%)
 ---------------------------------------------------------------------
  VAS Revenues                      2,479         1,861       33.2%
 ---------------------------------------------------------------------
  Other Revenues                    1,033           932       10.9%
 ---------------------------------------------------------------------
      Total Connectivity and
       VAS Revenues                 8,049         6,100       31.9%
 ---------------------------------------------------------------------
  Cost of Connectivity and VAS      6,738         5,073       32.8%
 ---------------------------------------------------------------------
  Backbone Cost (included in the
   cost of Connectivity and
   VAS)(7)                            905           888        1.9%
 ---------------------------------------------------------------------
  Connectivity and VAS Gross
   Margin Ratio                      16.3%         16.8%        --
 ---------------------------------------------------------------------
SI

One-time revenues from systems construction in 3Q07 increased by 64.2% compared to 3Q06, mainly due to the completion of a remarkable large-scale network and application development project in 3Q07.

Recurring revenues from systems operation and maintenance in 3Q07 steadily increased by 14.4% compared to 3Q06.

            SI Revenue Breakdown and Cost           (JPY in millions)
 --------------------------------------------------------------------
                                                               YoY %
                                        3Q07       3Q06        Change
 --------------------------------------------------------------------
  SI Revenues                           9,911      7,093       39.7%
 --------------------------------------------------------------------
   Systems Construction                 5,920      3,605       64.2%
 --------------------------------------------------------------------
   Systems Operation and Maintenance    3,991      3,488       14.4%
 --------------------------------------------------------------------
  Cost of SI                            7,771      5,322       46.0%
 --------------------------------------------------------------------
  SI Gross Margin Ratio                  21.6%      25.0%        --
 --------------------------------------------------------------------
The order backlog for SI and equipment sales as of December 31, 2007 was JPY 16,242 million, an increase of 62.7% from the amount as of December 31, 2006.

        SI and Equipment Sales Order Backlog        (JPY in millions)
 --------------------------------------------------------------------
                                                               YoY %
                                        3Q07       3Q06        Change
 --------------------------------------------------------------------
  SI and Equipment Sales Order Backlog 16,242      9,985       62.7%
 --------------------------------------------------------------------
Equipment Sales

Revenues from equipment sales increased by 1.4% compared to 3Q06.

          Equipment Sales Revenue and Cost          (JPY in millions)
 --------------------------------------------------------------------
                                                               YoY %
                                        3Q07       3Q06        Change
 --------------------------------------------------------------------
  Equipment Sales Revenues                399        393        1.4%
 --------------------------------------------------------------------
  Cost of Equipment Sales                 342        333        2.7%
 --------------------------------------------------------------------
  Equipment Sales Gross Margin Ratio     14.3%      15.4%        --
 --------------------------------------------------------------------
Other Financial Statistics

             Other Financial Statistics             (JPY in millions)
 --------------------------------------------------------------------
                                                               YoY %
                                        3Q07       3Q06        Change
 --------------------------------------------------------------------
  Adjusted EBITDA(8)                    2,379      2,044       16.4%
 --------------------------------------------------------------------
  CAPEX, including capital leases(9)    1,242      1,250       (0.6%)
 --------------------------------------------------------------------
  Depreciation and amortization         1,243      1,058       17.4%
 --------------------------------------------------------------------
Reconciliation of Non-GAAP Financial Measures

The following table summarizes the reconciliation of adjusted EBITDA to net income in our consolidated statements of income that are prepared in accordance with U.S. GAAP and presented in Appendix 2:

                   Adjusted EBITDA                  (JPY in millions)
 --------------------------------------------------------------------
                                             3Q07     3Q06
 --------------------------------------------------------------------
  Adjusted EBITDA                           2,379     2,044
 --------------------------------------------------------------------
  Depreciation and Amortization            (1,243)   (1,058)
 --------------------------------------------------------------------
  Operating Income                          1,136       986
 --------------------------------------------------------------------
  Other Income (Expense)                     (119)      617
 --------------------------------------------------------------------
  Income Tax Expense                          392        93
 --------------------------------------------------------------------
  Minority Interests in Losses
   (Earnings) of Subsidiaries                  27       (70)
 --------------------------------------------------------------------
  Equity in Net Loss of Equity
   Method Investees                           (42)      (36)
 --------------------------------------------------------------------
  Net Income                                  611     1,405
 --------------------------------------------------------------------
The following table summarizes the reconciliation of capital expenditures to the purchase of property and equipment in our consolidated statements of cash flows that are prepared and presented in accordance with U.S. GAAP in Appendix 3:

                        CAPEX                       (JPY in millions)
 --------------------------------------------------------------------
                                            3Q07      3Q06
 --------------------------------------------------------------------
  CAPEX, including capital leases           1,242     1,250
 --------------------------------------------------------------------
  Acquisition of Assets by Entering
   into Capital Leases                        619       824
 --------------------------------------------------------------------
  Purchase of Property and Equipment          623       426
 --------------------------------------------------------------------
Target

Our targets for the financial results for the full FY2007 are as follows:

                                                     (JPY in millions)
 ---------------------------------------------------------------------
                                               Income before
                                               Income Tax
                                 Operating      Expense
                   Revenues       Income       (Benefit)    Net Income
 ---------------------------------------------------------------------
  Full FY2007       69,000         4,600         5,100         5,600
 ---------------------------------------------------------------------
We expect to make a cash dividend of JPY 750 per share of common stock for the fiscal year ending March 31, 2008. 400 American Depository Shares represent 1 share of common stock.

Presentation

On February 13, 2008, we will post a presentation of our results on our website. For details, please access the following URL: http://www.iij.ad.jp/en/IR/

About Internet Initiative Japan Inc.

Founded in 1992, Internet Initiative Japan Inc. (IIJ) (Nasdaq:IIJI) (Tokyo Stock Exchange First Section:3774) is one of Japan's leading Internet-access and comprehensive network solutions providers. The company has built one of the largest Internet backbone networks in Japan, and between Japan and the United States. IIJ and its group of companies provide total network solutions that mainly cater to high-end corporate customers. The company's services include high-quality systems integration and security services, Internet access, hosting/housing, and content design.

The Internet Initiative Japan Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=4613

Statements made in this press release regarding IIJ's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements that are based on IIJ's and managements' current expectations, assumptions, estimates and projections about its business and the industry. These forward-looking statements, such as statements regarding FY2007 revenues and operating and net profitability, are subject to various risks, uncertainties and other factors that could cause IIJ's actual results to differ materially from those contained in any forward-looking statement. These risks, uncertainties and other factors include: IIJ's ability to maintain and increase revenues from higher-margin services such as systems integration and value-added services; the possibility that revenues from connectivity services may decline substantially as a result of competition and other factors; the ability to compete in a rapidly evolving and competitive marketplace; the impact on IIJ's profits of fluctuations in costs such as backbone costs and subcontractor costs; the impact on IIJ's profits of fluctuations in the price of available-for-sale securities; the impact of technological changes in its industry; IIJ's ability to raise additional capital to cover its indebtedness; the possibility that NTT, IIJ's largest shareholder, may decide to exercise substantial influence over IIJ; and other risks referred to from time to time in IIJ's filings on Form 20-F of its annual report and other filings with the United States Securities and Exchange Commission.

------------------------

(1) Unless otherwise stated, all financial figures discussed in this announcement are prepared in accordance with U.S. GAAP. All financial figures are unaudited and consolidated. For all 3Q07 results, translations of Japanese yen amounts into U.S. dollars are solely for the convenience of readers outside of Japan and have been made at the rate of JPY 111.71 = US$1.00.

(2) This Overview and Business Outlook contains forward-looking statements and projections such as statements regarding FY2007 revenues and operating and net income that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include, but are not limited to, the factors noted at the end of this release and to the risk factors and other information included in our annual report on Form 20-F, filed with the SEC on July 6, 2007, as well as other filings and documents furnished to the Securities and Exchange Commission. We plan to keep this press release publicly available on our Web site (www.iij.ad.jp), but may discontinue this practice at any time. We intend to publish our next Overview and Business Outlook in our 4Q07 and the full FY2007 earnings release, presently scheduled for release in May 2008.

(3) In this document, income before income tax expense represents income from operations before income tax expense, minority interests and equity in net loss of equity method investees in our consolidated financial statements.

(4) As we announced in our 1Q07 earnings release, the classifications in the table were changed from the table used in the past because of our acquisition of hi-ho, a company engaged mainly in the Internet business for home use. "Dedicated Access Services" and "Dial-up Access Services" were reclassified to "Connectivity Services for Corporate Use" and "Connectivity Services for Home Use", respectively.

(5) OEM services provided to other service providers.

(6) IP Service revenues include revenues from the Data Center Connectivity Service.

(7) From the point of comparable disclosure, the backbone cost related to hi-ho is excluded.

(8) Please refer to the Reconciliation of Non-GAAP Financial Measures below.

(9) Please refer to the Reconciliation of Non-GAAP Financial Measures below.

                                                            Appendix 1

                    Internet Initiative Japan Inc.
                    ------------------------------
           Quarterly Consolidated Balance Sheets (Unaudited)
           -------------------------------------------------
              As of December 31, 2007 and March 31, 2007

                      As of December 31, 2007      As of March 31, 2007
 ---------------------------------------------------------------------
                        Thousands  Thousands         Thousands
                         of U.S.
                         Dollars    of JPY     %      of JPY     %
 ---------------------------------------------------------------------
 ASSETS
 CURRENT ASSETS:
  Cash                    82,486   9,214,447         13,554,544
  Short-term investment      109      12,170             12,093
  Accounts receivable,
   net of allowance for
   doubtful accounts of
   JPY 23,842 thousand
   and JPY 32,489
   thousand at
   December 31, 2007
   and March 31, 2007,
   respectively          105,639  11,800,972          9,675,725
  Inventories              9,199   1,027,568          1,111,086
  Prepaid expenses        20,002   2,234,473          1,053,270
  Other current assets,
   net of allowance for
   doubtful accounts of
   JPY 720 thousand and
   JPY 4,570 thousand
   at December 31, 2007
   and March 31, 2007,
   respectively           19,259   2,151,418            930,571
                         -------  ----------         ----------
   Total current assets  236,694  26,441,048   49.9  26,337,289   55.2
 INVESTMENTS IN AND
  ADVANCES TO EQUITY
  METHOD INVESTEES, net
  of loan loss valuation
  allowance of JPY 16,701
  thousand at
  December 31, 2007 and
  March 31, 2007,
  respectively             9,136   1,020,574    1.9     858,490    1.8
 OTHER INVESTMENTS        22,608   2,525,546    4.8   2,841,741    6.0
 PROPERTY AND
  EQUIPMENT--Net          99,467  11,111,429   21.0   9,832,396   20.6
 INTANGIBLE ASSETS--Net   53,036   5,924,679   11.2   2,876,894    6.0
 GUARANTEE DEPOSITS       17,679   1,974,902    3.7   1,686,141    3.5
 OTHER ASSETS, net of
  allowance for doubtful
  accounts of JPY 66,812
  thousand and JPY 69,050
  thousand at
  December 31, 2007 and
  March 31, 2007,
  respectively            35,799   3,999,134    7.5   3,260,053    6.9
                         -------  ----------         ----------
 TOTAL                   474,419  52,997,312  100.0  47,693,004  100.0
                         -------  ----------         ----------

 LIABILITIES AND
  SHAREHOLDERS' EQUITY
 CURRENT LIABILITIES:
  Short-term borrowings   86,384   9,650,000          6,050,000
  Long-term borrowings
   --current portion          --          --            290,000
  Capital lease
   obligations--current
   portion                29,868   3,336,491          2,953,173
  Accounts payable        58,377   6,521,313          8,464,835
  Accrued expenses         8,884     992,476            897,355
  Other current
   liabilities            17,934   2,003,408          2,477,486
                         -------  ----------         ----------
   Total current
    liabilities          201,447  22,503,688   42.5  21,132,849   44.3
 CAPITAL LEASE
  OBLIGATIONS
  --Noncurrent            40,473   4,521,225    8.5   4,318,309    9.1
 ACCRUED RETIREMENT AND
  PENSION COSTS            7,865     878,629    1.6     750,042    1.5
 OTHER NONCURRENT
  LIABILITIES              5,540     618,819    1.2     564,618    1.2
                         -------  ----------         ----------
  Total Liabilities      255,325  28,522,361   53.8  26,765,818   56.1
                         -------  ----------         ----------
 MINORITY INTEREST         2,998     334,868    0.6     815,182    1.7
                         -------  ----------         ----------
 COMMITMENTS AND
  CONTINGENCIES
 SHAREHOLDERS' EQUITY:

  Common-stock           150,693  16,833,847   31.8  16,833,847   35.3
   --authorized, 377,600
    shares; issued and
    outstanding,
    206,478 shares at
    December 31, 2007
   --authorized, 377,600
    shares; issued and
    outstanding,
    204,300 shares at
    March 31, 2007
  Additional paid-in
   capital               247,173  27,611,737   52.1  26,599,217   55.8
  Accumulated deficit   (184,801)(20,644,087) (39.0)(24,270,769) (50.9)
  Accumulated other
   comprehensive income    3,031     338,586    0.7     949,709    2.0
                         -------  ----------         ----------
  Total shareholders'
   equity                216,096  24,140,083   45.6  20,112,004   42.2
                         -------  ----------         ----------
 TOTAL                   474,419  52,997,312  100.0  47,693,004  100.0
                         -------  ----------         ----------

 ---------------------------------------------------------------------

 (Note)
 The U.S. dollar amounts represent translations of yen amounts at the rate of JPY 111.71, which was the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York prevailing as of
 December 31, 2007.

                                                            Appendix 2

                   Internet Initiative Japan Inc.
                   ------------------------------
        Quarterly Consolidated Statements of Income (Unaudited)
        -------------------------------------------------------
  (For the three months ended December 31, 2007 and December 31, 2006)

                                        Three Months Ended
                           December 31, 2007          December 31, 2006
                        -----------------------------------------------
                         Thousands   Thousands  % of   Thousands  % of
                          of U.S.       of     total     of       total
                          Dollars      JPY   revenues   JPY    revenues
 ----------------------------------------------------------------------
 REVENUES:
  Connectivity and
   value-added services:
  Connectivity
   (corporate use)        27,065   3,023,437          2,813,474
  Connectivity
   (home use)             13,545   1,513,141            493,879
  Value-added services    22,193   2,479,136          1,861,118
  Other                    9,249   1,033,186            931,872
                         -------  ----------         ----------
   Total                  72,052   8,048,900          6,100,343
  Systems integration     88,724   9,911,309          7,093,326
  Equipment sales          3,571     398,953            393,436
                         -------  ----------         ----------
   Total revenues        164,347  18,359,162  100.0  13,587,105  100.0
                         -------  ----------         ----------
 COST AND EXPENSES:
  Cost of connectivity
   and value-added
   services               60,313   6,737,501          5,072,712
  Cost of systems
   integration            69,567   7,771,305          5,321,685
  Cost of equipment
   sales                   3,060     341,881            333,035
                         -------  ----------         ----------
   Total cost            132,940  14,850,687   80.9  10,727,432   78.9
  Sales and marketing     10,065   1,124,352    6.1     910,087    6.7
  General and
   administrative         10,608   1,184,997    6.5     924,021    6.8
  Research and
   development               564      63,043    0.3      39,786    0.3
                         -------  ----------         ----------
   Total cost and
    expenses             154,177  17,223,079   93.8  12,601,326   92.7
                         -------  ----------         ----------
 OPERATING INCOME         10,170   1,136,083    6.2     985,779    7.3
                         -------  ----------         ----------
 OTHER INCOME (EXPENSES):
  Interest income             78       8,689              3,701
  Interest expense        (1,019)   (113,769)           (98,861)
  Foreign exchange
   gain (loss)                13       1,407               (244)
  Gain (loss) on other
   investments--net         (141)    (15,795)           756,521
  Other--net                   6         707            (43,720)
                         -------  ----------         ----------
   Other income
   (expenses)--net        (1,063)   (118,761)  (0.7)    617,397    4.5
                         -------  ----------         ----------
 INCOME FROM OPERATIONS
  BEFORE INCOME TAX
  EXPENSE, MINORITY
  INTERESTS AND EQUITY
  IN NET LOSS OF EQUITY
  METHOD INVESTEES         9,107   1,017,322    5.5   1,603,176   11.8
 INCOME TAX EXPENSE        3,507     391,731    2.1      92,596    0.7
 MINORITY INTERESTS IN
  (EARNINGS) LOSSES OF
  SUBSIDIARIES               245      27,394    0.1     (69,927)  (0.5)
 EQUITY IN NET LOSS OF
  EQUITY METHOD
 INVESTEES                  (379)    (42,394)  (0.2)    (35,724)  (0.3)
                         -------  ----------         ----------
 NET INCOME                5,466     610,591    3.3   1,404,929   10.3
 ----------------------------------------------------------------------
 BASIC WEIGHTED-AVERAGE
  NUMBER OF SHARES                          206,478            203,989
 DILUTED WEIGHTED-AVERAGE
  NUMBER OF SHARES                          206,839            204,224
 BASIC WEIGHTED-AVERAGE
  NUMBER OF ADS
  EQUIVALENTS                            82,591,200         81,595,600
 DILUTED WEIGHTED-AVERAGE
  NUMBER OF ADS
  EQUIVALENTS                            82,735,483         81,689,600
 ----------------------------------------------------------------------
                        U.S. Dollars            JPY               JPY
 ----------------------------------------------------------------------
 BASIC NET INCOME
  PER SHARE                26.47              2,957              6,887
 DILUTED NET INCOME
  PER SHARE                26.43              2,952              6,879
 BASIC NET INCOME PER
  ADS EQUIVALENT            0.07               7.39              17.22
 DILUTED NET INCOME PER
  ADS EQUIVALENT            0.07               7.38              17.20
 ----------------------------------------------------------------------

 (Note)
 The U.S. dollar amounts represent translations of yen amounts at the rate of JPY 111.71, which was the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York prevailing as of
 December 31, 2007.

                                                            Appendix 3

                    Internet Initiative Japan Inc.
                    ------------------------------
 Quarterly Condensed Consolidated Statements of Cash Flows (Unaudited)
 ---------------------------------------------------------------------
 (For the three months ended December 31, 2007 and December 31, 2006)

                                               Three Months Ended
                                         December 31,      December 31,
                                             2007               2006
                                    ----------------------- -----------
                                     Thousands   Thousands   Thousands
                                      of U.S.       of          of
                                      Dollars      JPY         JPY
 ----------------------------------------------------------------------
 OPERATING ACTIVITIES:
  Net income                            5,466     610,591   1,404,929
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
    Depreciation and amortization      11,125   1,242,764   1,058,490
    Provision for (reversal of)
     doubtful accounts and advances       (19)     (2,145)      4,471
    Loss (gain) on other
     investments--net                     141      15,795    (756,521)
    Foreign exchange loss                   5         558       4,321
    Equity in net loss of equity
     method investees                     379      42,394      35,724
    Minority interests in earnings
     (losses) of subsidiaries            (245)    (27,394)     69,927
    Deferred income tax expense         1,603     179,046      21,871
    Others                                428      47,806     208,481
  Changes in operating assets and
   liabilities:
    Increase in accounts receivable   (24,152) (2,697,964)   (283,644)
    Decrease (increase) in
     inventories, prepaid expenses
     and other current and noncurrent
     assets                             2,577     287,832    (703,233)
    Increase in accounts payable        5,001     558,649     832,177
    Increase in accrued expenses,
     other current and noncurrent
     liabilities                          715      79,867     166,449
 ---------------------------------------------------------------------
   Net cash provided by operating
    activities                          3,024     337,799   2,063,442
 ---------------------------------------------------------------------
 INVESTING ACTIVITIES:
  Purchase of property and equipment   (5,581)   (623,435)   (426,499)
  Purchase of available-for-sale
   securities                             (30)     (3,380)   (405,059)
  Purchase of short-term and other
   investments                         (1,792)   (200,152)    (11,984)
  Proceeds from available-for-sale
   securities                              70       7,808     984,867
  Proceeds from sales and redemption
   of other investments                   124      13,828       4,380
  Acquisition of a newly controlled
   company, net of cash acquired        1,109     123,842          --
  Acquisition of businesses                --          --     (74,751)
  Payment of guarantee deposits--net     (151)    (16,835)    (33,039)
  Other                                  (117)    (13,025)    (12,949)
 ---------------------------------------------------------------------
   Net cash provided by (used in)
    investing activities               (6,368)   (711,349)     24,966
 ---------------------------------------------------------------------
 FINANCING ACTIVITIES:
  Proceeds from issuance of
   short-term borrowings with initial
   maturities over three months        49,234   5,500,000   4,150,000
  Repayments of short-term
   borrowings with initial
   maturities over three months and
   long-term borrowings               (82,356) (9,200,000) (4,410,113)
  Proceeds from securities loan
   agreement                               --          --      80,640
  Principal payments under capital
   leases                              (8,112)   (906,201)   (866,065)
  Increase in short-term borrowings
   with initial maturities less than
   three months -- net                 24,170   2,700,000      50,000
  Dividends paid                       (1,386)   (154,859)         --
 ---------------------------------------------------------------------
   Net cash used in financing
    activities                        (18,450) (2,061,060)   (995,538)
 ---------------------------------------------------------------------

 EFFECT OF EXCHANGE RATE CHANGES ON
  CASH                                   (186)    (20,819)      2,495

 NET INCREASE (DECREASE) IN CASH      (21,980) (2,455,429)  1,095,365
 CASH, BEGINNING OF EACH PERIOD       104,466  11,669,876  12,859,745
 ---------------------------------------------------------------------
 CASH, END OF EACH PERIOD              82,486   9,214,447  13,955,110
 ---------------------------------------------------------------------

 (Note)
 The U.S. dollar amounts represent translations of yen amounts at the rate of JPY 111.71, which was the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York prevailing as of
 December 31, 2007.

 Note: The following information is provided to disclose IIJ's financial results for the nine months ended December 31, 2007 in the form defined by the Tokyo Stock Exchange.

 Consolidated Financial Results for the Nine Months Ended
 December 31, 2007
 (Under accounting principles generally accepted in the United States
 ("U.S. GAAP"))

                                                    February 12, 2008
 Company name: Internet Initiative Japan Inc.
 Exchange listed: Tokyo Stock Exchange First Section
 Stock code number: 3774
 URL: http://www.iij.ad.jp/
 Representative: Koichi Suzuki, President and Representative Director
 Contact: Akihisa Watai, Director and CFO         TEL: (03) 5259-6500

                    (Amounts of less than JPY one million are rounded)

 1. Consolidated Financial Results for the Nine Months
    Ended December 31, 2007
    (April 1, 2007 to December 31, 2007)

 (1) Consolidated Results of Operations       (% shown is YoY change)
 -------------------------------------------------------------------
                           Total revenues       Operating income
 -------------------------------------------------------------------
                             JPY       %           JPY      %
                           millions              millions
 Nine months ended
 December 31, 2007          48,349    20.8        2,952    25.3
 Nine months ended
 December 31, 2006          40,031    18.9        2,356    63.1
 -------------------------------------------------------------------
 Fiscal year ended
 March 31, 2007             57,055                3,500
 -------------------------------------------------------------------

                             Income before
                              income tax               Net
                                benefit               income
 -------------------------------------------------------------------
                              JPY      %           JPY       %
                            millions             millions
 Nine months ended
 December 31, 2007           2,715   (27.6)       4,088    (4.0)
 Nine months ended
 December 31, 2006           3,748    20.4        4,259    51.4
 -------------------------------------------------------------------
 Fiscal year ended
 March 31, 2007              5,049                5,410
 -------------------------------------------------------------------

                             Basic net           Diluted net
                          income per share     income per share
 -------------------------------------------------------------------
                                JPY                   JPY
 Nine months ended
 December 31, 2007                  19,829               19,803
 Nine months ended
 December 31, 2006                  20,878               20,858
 -------------------------------------------------------------------
 Fiscal year ended
 March 31, 2007                     26,519               26,487
 -------------------------------------------------------------------
 (Note)   1. In this document, Income before income tax benefit
          represents income from operations before income tax benefit, minority interests and equity in net loss of equity method investees in IIJ's consolidated financial statements.

          2. The weighted average number of shares outstanding was
          206,161, 203,989, 203,992 for the nine months ended December
          31, 2007, the nine months ended December 31, 2006, and the fiscal year ended March 31, 2007, respectively.

 (2) Consolidated Financial Position
 -------------------------------------------------------------------
                                           Shareholders'
                                              equity
                                               as a
                                            percentage
                                                of      Shareholders'
                       Total   Shareholders'   total      equity
                       assets     equity      assets     per share
 -------------------------------------------------------------------
                        JPY        JPY
                      millions   millions        %          JPY
 Nine months ended
 December 31, 2007      52,997      24,140        45.6     116,914
 Nine months ended
 December 31, 2006      45,463      20,273        44.6      99,385
 -------------------------------------------------------------------
 Fiscal Year ended
 March 31, 2007         47,693      20,112        42.2      98,592
 -------------------------------------------------------------------
 (Note)   Shareholders' equity, shareholders' equity as a percen
          tage of total assets and shareholders' equity per share are calculated in accordance with U.S. GAAP.

 (3) Consolidated Cash Flows
 -------------------------------------------------------------------
                                             Net cash
                     Net cash    Net cash  provided by  Cash and cash
                    provided by  used in     (used in)  equivalents,
                    operating   investing    financing    end of
                    activities  activities  activities    period
 -------------------------------------------------------------------
                        JPY        JPY          JPY        JPY
                      millions   millions     millions   millions
 Nine months ended
 December 31, 2007         455      (5,063)        285       9,214
 Nine months ended
 December 31, 2006       4,576      (1,097)     (3,246)     13,955
 -------------------------------------------------------------------
 Fiscal Year ended
 March 31, 2007          7,402      (3,014)     (4,560)     13,555
 -------------------------------------------------------------------

 2. Dividends
 -------------------------------------------------------------------
                            Dividend per share of common stock
 -------------------------------------------------------------------
                            Interim      Year-end       Total
 -------------------------------------------------------------------
                              JPY           JPY           JPY
 Fiscal year ended
 March 31, 2007                    --     1,500.00     1,500.00
 -------------------------------------------------------------------
 Fiscal year ending
 March 31, 2008                750.00
 -------------------------------------------------------------------
 Fiscal year ending
 March 31, 2008
 (Target)                                   750.00     1,500.00
 -------------------------------------------------------------------
 (Note)   IIJ maintains its initial dividend plan for the fiscal
          year ending March 31, 2008 that IIJ announced on May 15,
          2007.

 3. Target of Consolidated Financial Results for the Fiscal Year Ending
    March 31, 2008 (Reference)
    (April 1, 2007 through March 31, 2008)   (% shown is YoY change)
 -------------------------------------------------------------------
                                 Total             Operating
                                revenues            income
 -------------------------------------------------------------------
                              JPY       %          JPY       %
                            millions            millions
 Fiscal year ending
 March 31, 2008             69,000     20.9      4,600     31.4
 -------------------------------------------------------------------

                                Income
                            before income
                             tax benefit          Net income
 -------------------------------------------------------------------
                               JPY       %        JPY        %
                            millions            millions
 Fiscal year ending
 March 31, 2008              5,100      1.0      5,600      3.5
 -------------------------------------------------------------------

                             Basic net
                               income
                                per
                               share
 -------------------------------------------------------------------
                                 JPY
 Fiscal year ending
 March 31, 2008                 27,122
 -------------------------------------------------------------------
 (Note)   The number of shares of common stock used to calculate
          basic net income per share above is 206,478 shares.
          Statements made in this press release regarding IIJ's or
          management's intentions, beliefs, expectations, or
          predictions for the future are forward-looking statements
          that are based on IIJ's and managements' current
          expectations, assumptions, estimates and projections about its business and the industry. These forward-looking
          statements, such as statements regarding revenues and
          operating and net profitability are subject to various
          risks, uncertainties and other factors that could cause
          IIJ's actual results to differ materially from those
          contained in any forward-looking statement.

 4. Others

 (1) Change of Condition in Consolidated Subsidiaries during the Nine
     Months Ended December 31, 2007(Change of Condition in Specific
     Consolidated Subsidiaries with a Change of Scope of
     Consolidation): None

 (2) Adoption of Simplified Accounting Method: None

 (3) Changes in Accounting and Reporting of Significant Accounting and
     Reporting Policies from the Most Recent Fiscal Year: None

[Qualitative Information and Financial Statements]

1. Qualitative Information on the Consolidated Results of Operation

(1)	Overview of Consolidated Results of Operation for the
Nine Months Ended December 31, 2007
(from April 1, 2007 to December 31, 2007)

The Japanese economy for the nine months ended December 31, 2007 partly showed a weak aspect, affected by a standstill of improvements in corporate earnings and employment and almost flattened personal spending. For the future, IIJ needs to take into consideration an impact to the economy inside and outside Japan, by the fluctuation in the financial capital market affected by sub-prime loan issues and the trend of crude oil prices as an unstable factor.

For the data communications market which the IIJ Group belongs to, corporate customers are continuously shifting to higher speeds for Internet connectivity services and there are continuous demands for outsourcing services for corporate information systems, such as demands for security services.

Under such business environment, for the revenues of the IIJ Group for the nine months ended December 31, 2007, revenues from connectivity and value-added services ("VAS") increased by JPY 4,735 million, 26.1% year-over-year, mainly due to a steady increase in monthly recurring revenues, affected by continuous increases in contracted bandwidth for Internet connectivity services and the number of contracts for VAS. Revenues from systems integration ("SI") increased by JPY 3,867 million, 19.0% year-over-year, mainly due to the completion of a large-scale systems construction project in the three months ended December 31, 2007 and an increase in monthly recurring revenues from systems operation and maintenance.

In the nine months ended December 31, 2007, the IIJ Group started to be engaged in the new business development for its middle- and long-term growth, such as mobile data communications services for corporate customers under a scheme of Mobile Virtual Network Operator ("MVNO"), a business incubation center for technology development and commercialization for the next generation of the Internet, and provision of content distribution platform to "acTVila", TV portals for digital televisions, e-mail messaging infrastructure through IIJ's consolidated subsidiary, GDX Japan Inc. ("GDX"), and ATM network operations through IIJ's consolidated subsidiary, Trust Networks Inc. ("TN").

As a result, for the consolidated results of operation for the nine months ended December 31, 2007, revenues were JPY 48,349 million, an increase of 20.8% year-over-year. Gross margin was JPY 9,688 million, an increase of 25.5% year-over-year. Operating income was JPY 2,952 million, an increase of 25.3% year-over-year. Income before income tax benefit was JPY 2,715 million, a decrease of 27.6% year-on-year, mainly due to a decrease in the gains from the sale of available-for-sale securities. Net income was JPY 4,088 million, a decrease of 4.0% year-over-year, mainly due to the record of deferred tax benefit of JPY 1,791 million.

 (2) Analysis of Results of Operation

1) Revenues

Revenues for the nine months ended December 31, 2007 were JPY 48,349 million, an increase of 20.8% year-over-year.

	Nine months ended December 31, 2007	Nine months ended December 31, 2006	YoY % change
	JPY millions	JPY millions	%
Connectivity and VAS	22,856	18,120	26.1
SI	24,213	20,347	19.0
Equipment sales	1,280	1,565	(18.2)
Total revenues	48,349	40,031	20.8

Revenues from connectivity and VAS were JPY 22,856 million, an increase of 26.1% year-over-year, mainly due to an increase in monthly recurring revenues, affected by continuous increases in the contracted bandwidth for Internet connectivity services for corporate users and the number of contracts for connectivity and VAS. There were additional revenues of JPY 2,537 million (7 months) from connectivity services for home users of hi-ho Inc. ("hi-ho"), which IIJ acquired in June 2007.

Revenues from SI were JPY 24,213 million, an increase of 19.0% year-over-year. The increase was mainly due to the completion of a large-scale network and application development project in the three months ended December 31, 2007 and an increase in monthly recurring revenues from systems operation and maintenance.

Equipment sales revenues were JPY 1,280 million, a decrease of 18.2% year-over-year.

2) Cost of Revenues

Cost of revenues for the nine months ended December 31, 2007 was JPY 38,662 million, an increase of 19.7% year-over-year.

	Nine months ended December 31, 2007	Nine months ended December 31, 2006	YoY % change
	JPY millions	JPY millions	%
Connectivity and VAS	19,005	15,397	23.4
SI	18,558	15,514	19.6
Equipment sales	1,098	1,398	(21.5)
Total cost of revenues	38,662	32,309	19.7

The cost of connectivity and VAS revenues, which are mostly fixed-type cost such as backbone cost, was JPY 19,005 million, an increase of 23.4% year-over-year. The increase is mainly due to an addition of JPY 2,675 million in costs of revenues along with revenues of JPY 3,098 million from hi-ho, which IIJ acquired in June 2007 (both for 7 months), an increase in circuit related cost (an increase of JPY 258 million year-over-year) and personnel related cost (an increase of JPY 216 million year-over-year) and initial cost for new business development of JPY 62 million.

The cost of SI revenues, which are mostly variable-type cost such as outsourcing costs and purchase, was JPY 18,558 million, an increase of 19.6% year-over-year. The increase was mainly due to an increase in cost such as purchase and outsourcing cost (an increase of JPY 1,689 million year-over-year) and an increase in personnel related cost (an increase of JPY 402 million year-over-year) along with an increase in revenues from SI projects.

The cost of equipment sales revenues was JPY 1,098 million, a decrease of 21.5% year-over-year, as revenues from equipment sales declined.

3) Sales and Marketing Expenses, General and Administrative Expenses and Research and Development

Sales and marketing expenses were JPY 3,152 million, an increase of 23.9% year-over-year. The increase was mainly due to an increase in sales and marketing expenses of JPY 288 million related to hi-ho (7 months), which IIJ acquired in June 2007, and personnel related and advertising expenses.

General and administrative expenses were JPY 3,405 million, an increase of 26.1% year-over-year. The increase was mainly due to an increase in personnel related expenses, rent expenses caused by expansion of offices along with the business growth and initial expenses for new business development.

Research and development expenses were JPY 179 million, an increase of 47.1% year-over-year.

4) Operating Income

Operating income was JPY 2,952 million, an increase of 25.3% year-over-year. The increase was due to the increase of JPY 1,127 million in gross margin from connectivity and VAS and an increase of JPY 823 million in gross margin from SI, despite the increase in sales and marketing and general and administrative expenses.

In the nine months ended December 31, 2007, IIJ Group started to be engaged in the new business development of its middle- and long-term growth as below. Along with the engagement in the new business development, initial cost or expenditures totaled to JPY 171 million, including operating losses of JPY 108 million related to IIJ's consolidated subsidiaries, GDX and TN, adversely affecting the profitability in the nine months ended December 31, 2007.

Item	Description
Provision of content distribution platform to "acTVila"	Provision of high quality content distribution platform to "acTVila", TV portals for digital televisions
Mobile data communications services for corporate customers under a scheme of MVNO	Provision of "IIJ Mobile", mobile data communications services for corporate customers under a scheme of MVNO, in cooperation with NTT DoCoMo, Inc. and EMOBILE Ltd.
IIJ Innovation Institute	A business incubation center for technology development and commercialization for the next generation of the Internet
GDX (IIJ's consolidated subsidiary)	Provision of e-mail messaging network services and others (IIJ's consolidated subsidiary. IIJ's ownership is 51.0%)
TN (IIJ's consolidated subsidiary)	Operation of ATM network (IIJ's consolidated subsidiary. IIJ's ownership is 60.2%)

Note: IIJ's ownership to the two consolidated subsidiaries above is as of the date of the announcement of this document.

5) Other Income (Expenses)

Other expenses were JPY 237 million, compared to other income of JPY 1,391 million in the nine months ended December 31, 2006. The decrease was mainly due to a decrease in the gains from the sale of available-for-sale securities from JPY 1,680 million in the nine months ended December 31, 2006 to JPY 218 million in the nine months ended December 31, 2007.

6) Income before Income Tax Benefit

Income before income tax benefit was JPY 2,715 million, a decrease of 27.6% year-over-year. The decrease was because IIJ recorded other expenses of JPY 237 million mainly due to the decrease in the gains from the sale of available-for-sale securities.

7) Income Tax Benefit, Minority Interests and Equity in Net Loss of Equity Method Investees

Income tax benefit was JPY 1,413 million, compared to income tax benefit of JPY 867 million in the nine months ended December 31, 2006.

Minority interests in losses of subsidiaries were JPY 52 million, compared to minority interests in earnings of subsidiaries of JPY 195 million in the nine months ended December 31, 2006. Minority interests in losses of subsidiaries were mainly related GDX and the elimination of minority interests related to four consolidated subsidiaries that became wholly owned by IIJ in 2007, because IIJ acquired shares of IIJ Technology Inc. and Net Care, Inc. from their minority shareholders.

Equity in net loss of equity method investees was JPY 92 million, compared to JPY 161 million, mainly represented by equity in net loss of Internet Revolution Inc.

8) Net Income

Net income was JPY 4,088 million, a decrease of 4.0% year-over-year.

(3) Analysis by Service

1) Internet connectivity and VAS

Revenues from connectivity services for corporate users were 9,005 million, an increase of 7.9% year-over-year. The increase was mainly due to the acquisition of new contracts for IP Service, the shift of the IIJ Group's corporate users to higher speeds and an increase of the number of contracts for broadband services.

Revenues from connectivity services for home users were JPY 3,808 million, an increase of 157.8% year-over-year. Despite a decrease in revenues from IIJ4U and OEM services, the increase was mainly due to additional revenues of JPY 2,537 million (7 months) from connectivity services for home users of hi-ho.

Revenues from VAS were JPY 6,964 million, an increase of 26.4% year-over-year. The increase was mainly due to an increase in revenues from network-related outsourcing services such as security services, Internet VPN and data centers affected by an increase in corporate outsourcing needs.

Other revenues were JPY 3,079 million, an increase of 10.4% year-over-year.

As a result, revenues from connectivity and VAS totaled JPY 22,856 million, an increase of 26.1% year-over-year. The gross margin for connectivity and VAS was JPY 3,850 million, an increase of 41.4% year-over-year and the gross margin ratio increased to 16.8% from 15.0% in the nine months ended December 31, 2006.

<Connectivity and VAS Revenues, Cost of Revenues and Gross Margin Ratio>

	Nine months ended December 31, 2007	Nine months ended December 31, 2006	YoY % Change
	JPY millions	JPY millions	%
Connectivity and VAS revenues	22,856	18,120	26.1
Connectivity service revenues (corporate use)	9,005	8,346	7.9
IP Service (including Data Center Connectivity Service)	6,682	6,253	6.9
IIJ FiberAccess/F and IIJ DSL/F	1,959	1,596	22.8
Others	363	497	(26.9)
Connectivity service revenues (home use)	3,808	1,477	157.8
Under IIJ brand	831	896	(7.3)
hi-ho	2,537	—	—
OEM	440	581	(24.2)
VAS revenues	6,964	5,508	26.4
Other revenues	3,079	2,789	10.4
Cost of connectivity and VAS	19,005	15,397	23.4
Backbone cost (note)	2,574	2,636	(2.4)
Gross margin ratio	16.8%	15.0%	—

Note: From the point of comparable disclosure, the backbone cost related to hi-ho, which IIJ acquired in June 2007, is excluded.

<Numbers of Internet Connectivity Contracts and Total Contracted Bandwidth>               (Numbers of contracts)

	Nine months ended December 31, 2007	Nine months ended December 31, 2006	Change
Connectivity services (corporate use)	24,877	18,261	6,616
IP Service (-99Mbps)	805	754	51
IP Service (100Mbps-999Mbps)	191	153	38
IP Service (1Gbps-)	61	60	1
IIJ Data Center Connectivity Service	293	264	29
IIJ FiberAccess/F and IIJ DSL/F	21,573	15,379	6,194
Others	1,954	1,651	303
Connectivity services (home use)	481,352	569,282	(87,930)
Under IIJ brand	51,280	57,286	(5,466)
hi-ho	190,808	—	190,808
OEM	238,724	511,996	(273,272)
Total contracted bandwidth	346.0 Gbps	260.0 Gbps	86.0 Gbps

(Note) As IIJ announced in its earnings release for the first quarter of the fiscal year ending March 31, 2008, the classifications in the table were changed from the table used in the past because of its acquisition of hi-ho, a company engaged mainly in the Internet business for home use. "Dedicated Access Services" and "Dial-up Access Services" were reclassified to Connectivity Services for Corporate Use" and "Connectivity Services for Home Use", respectively.

2)  SI

Revenues from SI were JPY 11,572 million, an increase of 14.7% year-over-year. One-time revenues from systems construction were JPY 12,641 million, an increase of 23.3% year-over-year, mainly due to the completion of a large-scale network and application development project in the three months ended December 31, 2007. Monthly recurring revenues from systems operation and maintenance increased to JPY 11,572 million, an increase of 14.7% year-over-year.

The order backlog for SI and equipment sales as of December 31, 2007 was JPY 16,242 million, an increase of 62.7% from the amount as of December 31, 2006.

The gross margin for SI was JPY 5,655 million, an increase of 17.0% year-on-year.

The gross margin ratio was 23.4%, affected by the completion of a large-scale network and application development project in the three months ended December 31, 2007, which had relatively lower gross margin compared to that of other ordinary projects.

<SI Revenues, Cost of Revenues and Gross Margin Ratio>

	Nine months ended December 31, 2007	Nine months ended December 31, 2006	YoY % Change
	JPY millions	JPY millions	%
SI revenues	24,213	20,347	19.0
Systems construction	12,641	10,254	23.3
Systems operation and maintenance	11,572	10,093	14.7
Cost of SI	18,558	15,514	19.6
SI gross margin ratio	23.4%	23.8%	—

<SI and Equipment Sales Order Backlog>

	Nine months ended December 31, 2007	Nine months ended December 31, 2006	YoY % Change
	JPY millions	JPY millions	%
SI and equipment sales order backlog	16,242	9,985	62.7

3)  Equipment sales

Revenues from equipment sales were JPY 1,280 million. The gross margin for equipment sales was JPY 182 million and the gross margin ratio was 14.2%.

<Equipment Sales Revenue and Cost>

	Nine months ended December 31, 2007	Nine months ended December 31, 2006	YoY % Change
	JPY millions	JPY millions	%
Equipment sales revenues	1,280	1,564	(18.2)
Cost of equipment sales	1,098	1,398	(21.5)
Equipment sales gross margin ratio	14.2%	10.6%	—

 2. Qualitative Information on the Consolidated Financial Position

(1) Assets, Liabilities and Total Shareholders' Equity

As of December 31, 2007, total assets increased by JPY 5,304 million from JPY 47,693 million as of March 31, 2007 to JPY 52,997 million. For current assets, accounts receivable increased by JPY 2,125 million which includes accounts receivable of JPY 3,045 million related to a large-scale network and application development project which was completed in the three months ended December 31, 2007; prepaid expenses increased by JPY 1,181 million, mainly for bonus payments to the IIJ Group's employees and maintenance expenses related to SI projects; other current assets increased by JPY 1,221 million, mainly due to an increase in current deferred income tax assets (net) resulting from a reduction of the valuation allowance; and cash decreased by JPY 4,340 million, each compared to the respective balance as of March 31, 2007. Property and equipment increased by JPY 1,279 million from the balance as of March 31, 2007, mainly due to our acquisition of hi-ho and an increase in property to provide services to our customers and ourselves. Intangible assets increased by JPY 3,048 million from the balance as of March 31, 2007, mainly due to the recording of non-amortized intangible assets upon our acquisition of interest in consolidated subsidiaries and hi-ho. Other assets increased by JPY 739 million mainly due to an increase in non-current deferred tax assets (net) resulting from the reversal of the valuation allowance. The fair value of available-for-sale securities as of December 31, 2007 decreased by JPY 342 million from the amount as of March 31, 2007 to JPY 967 million. For current liabilities, short-term borrowings increased by JPY 3,600 million from the balance as of March 31, 2007, due to IIJ's acquisition of shares of two consolidated subsidiaries from their minority shareholders, and accounts payable decreased by JPY 1,944 million from the balance as of March 31, 2007.

Total shareholders' equity as of December 31, 2007 was JPY 24,140 million, an increase of JPY 4,028 million from JPY 20,112 million as of March 31, 2007.

(2) Cash Flows

Cash as of December 31, 2007 was JPY 9,214 million, a decrease of JPY 4,340 million year-over-year.

(Net cash provided by operating activities)

Net cash provided by operating activities was JPY 455 million, compared to net cash provided by operating activities of JPY 4,576 million in the nine months ended December 31, 2006. Operating income increased compared to the nine months ended December 31, 2006, because gross margin from connectivity and VAS and SI increased. However, net cash provided by operating activities was due to changes in operating assets and liabilities, mainly resulting from an increase in accounting receivables along with the completion of a large-scale network and application development project in the three months ended December 31, 2007, an increase in operating assets such as prepaid expenses related to on-going SI projects, a decrease in operating liabilities such as accounts payable related to purchase for SI projects.

(Net cash used in investing activities)

Net cash used in investing activities was JPY 5,063 million, compared to net cash used in investing activities of JPY 1,097 million in the nine months ended December 31, 2006. IIJ paid JPY 1,975 million for the purchase of subsidiary stock from minority shareholders and JPY 1,615 million for the purchase of property and equipment. IIJ also recorded JPY 789 million by the acquisition of the two newly controlled company, net of cash acquired, resulting from the acquisition of shares of hi-ho for JPY 912 million and the acquisition of cash of JPY 124 million from TN, which IIJ made its consolidated subsidiary by investing JPY 500 million for new business development.

(Net cash provided by financing activities)

Net cash provided by financing activities was JPY 285 million, compared to net cash used in financing activities of JPY 3,246 million in the nine months ended December 31, 2006. IIJ recorded proceeds of JPY 5,000 million from new short-term borrowings with initial maturities over three months for the acquisition of shares of its two consolidated subsidiaries from their minority shareholders (through the end of the nine months ended December 31, 2007, JPY 2,000 million of the amount was repaid and the remaining amount was re-financed as short-term borrowings with initial maturities less than three months) and the part of short-term borrowings with initial maturities over three months was re-financed. As a result, for the proceeds from banks, IIJ recorded JPY 2,950 million of a net increase in short-term borrowings with initial maturities less than three months and JPY 360 million of net proceeds from issuance of short-term borrowings with initial maturities over three months and long-term borrowings. IIJ also recorded JPY 2,564 million of principal payments under capital leases, JPY 461 million of dividend payment for the end of the fiscal year ended March 31, 2007 and the interim period ended September 30, 2007.

 3. Qualitative Information on the Target for the Consolidated Financial Results

While it expects that corporate earnings continue to show steady growth for the future of Japanese economy, IIJ need to take into consideration an impact to the economy inside and outside Japan, by the fluctuation in the financial capital market affected by sub-prime loan issues and the trend of crude oil prices.

The consolidated financial results of the IIJ Group for the nine months ended December 31, 2007 were almost in line with the initial target. For the consolidated financial results for the IIJ Group, revenues and income have trends to be the highest in the three months ending March 31, compared to the other quarters, since systems investments and expenditures of corporate customers usually become the highest at the end of fiscal year. Though there are unclear factors such as deferral of revenue recognition to the next fiscal year due to the shift of completion of systems construction projects to the next fiscal year, an impact by an initial expenditure for new business development and an impact by a decrease in gains from sale of available-for-sale securities affected by flagging stock markets, IIJ does not revise its initial target that it disclosed on May 15, 2007 in consideration of recent business achievement. The target remains to be JPY 69,000 million (an increase of 20.9% year-over-year) for total revenues, JPY 4,600 million (an increase of 31.4% year-over-year) for operating income, JPY 5,100 million (an increase of 1.0% year-over-year) for income before income tax benefit (expense) and JPY 5,600 million (an increase of 3.5% year-over-year) for net income.

 4. Others

(1) Change of Condition in Consolidated Subsidiaries during the Nine Months Ended December 31, 2007: None

(Change of Condition in Specific Consolidated Subsidiaries with the Change of Scope of Consolidation)

(2)  Adoption of Simplified Accounting Method: None

(3) Changes in Accounting and Reporting Policies from the Most Recent Fiscal year: None

 Consolidated Financial Statements (Unaudited)
 (From April 1, 2007 through December 31, 2007)

 (1) Consolidated Balance Sheets
 ----------------------------------------------------------
                   As of December 31,    As of December 31,
                           2007                 2006
 ----------------------------------------------------------
               Thousands
                  of
                  U.S     Thousands         Thousands
                Dollars    of JPY     %      of JPY     %
 ----------------------------------------------------------
 ASSETS
 CURRENT ASSETS:
   Cash            82,486   9,214,447        13,955,110
 Accounts
  receivable,
  net of
  allowance for
  doubtful
  accounts of
  JPY 23,842
  thousand, JPY
  24,690
  thousand and
  JPY 32,489
  thousand at
  December 31,
  2007,
  December 31,
  2006 and
  March 31,
  2007,
  respectively    105,639  11,800,972         8,169,550
   Short-term
    investment        109      12,170            11,809
   Inventories      9,199   1,027,568         1,088,259
   Prepaid
    expenses       20,002   2,234,473         1,562,891
 Other current
  assets, net
  of allowance
  for doubtful
  accounts of
  JPY 720
  thousand,
  JPY 3,850
  thousand and
  JPY 4,570
  thousand at
  December 31,
  2007,
  December 31,
  2006 and
  March 31,
  2007,
  respectively     19,259   2,151,418           996,890
                   ------   ---------           -------
     Total
      current
      assets      236,694  26,441,048  49.9  25,784,509  56.7

 INVESTMENTS IN
  AND ADVANCES
  TO EQUITY
  METHOD
  INVESTEES,
  net of loan
  loss
  valuation
  allowance of
  JPY 16,701 at
  December 31,
  2007,
  December 31,
  2006 and
  March 31,
  2007,
  respectively      9,136   1,020,574   1.9   1,008,407   2.2
 OTHER
  INVESTMENTS      22,608   2,525,546   4.8   5,441,508  12.0
 PROPERTY AND
  EQUIPMENT-Net    99,467  11,111,429  21.0   9,417,245  20.7
 INTANGIBLE
  ASSETS--Net      53,036   5,924,679  11.2     671,429   1.5
 GUARANTEE
  DEPOSITS         17,679   1,974,902   3.7   1,583,128   3.5
 OTHER ASSETS,
  net of
  allowance for
  doubtful
  accounts of
  JPY 66,812
  thousand, JPY
  66,366
  thousand and
  JPY 69,050
  thousand at
  December 31,
  2007,
  December 31,
  2006 and
  March 31,
  2007,
  respectively     35,799   3,999,134   7.5   1,556,832   3.4
                  -------   ---------        ----------

 TOTAL            474,419  52,997,312 100.0  45,463,058 100.0
                  -------  ----------        ----------

 LIABILITIES AND
  SHAREHOLDERS'
  EQUITY
 CURRENT
  LIABILITIES:
   Short-term
    borrowings     86,384   9,650,000         5,600,000
   Long-term
    borrowings-
    current
    portion            --          --         1,000,363
   Payable
    under
    securities
    loan
    agreement          --          --           561,600
   Capital-
    lease
    obligations-
    current
    portion        29,868   3,336,491         2,848,075
   Accounts
    payable        58,377   6,521,313         5,808,051
   Accrued
    expenses        8,884     992,476           665,112
   Other current
    liabilities    17,934   2,003,408         1,994,410
                  -------   ---------        ----------   ---
     Total
      current
      liabil-
      ities       201,447  22,503,688  42.5  18,477,611  40.6
 CAPITAL LEASE
  OBLIGATIONS-
  Noncurrent       40,473   4,521,225   8.5   4,295,908   9.5
 ACCRUED
  RETIREMENT
  AND PENSION
  COSTS             7,865     878,629   1.6     382,619   0.8
 OTHER
  NONCURRENT
  LIABILITIES       5,540     618,819   1.2     600,167   1.3
                  -------   ---------        ----------
     Total
      Liabil-
      ities       255,325  28,522,361  53.8  23,756,305  52.2
                  -------  ----------        ----------
 MINORITY
  INTEREST          2,998      34,868   0.6   1,433,341   3.2
                  -------  ----------        ----------
 COMMITMENTS
  AND
  CONTINGENCIES
 SHAREHOLDERS'
  EQUITY:

 Common stock-
  authorized,
  377,600
  shares;
  issued and
  outstanding,
  206,478
  shares at
  December 31,
  2007-
  authorized,
  377,600
  shares;
  issued and
  outstanding,
  204,300
  shares at
  December 31,
  2006 and
  March 31,
  2007            150,693  16,833,847  31.8  16,833,847  37.0
   Additional
    paid-in
    capital       247,173  27,611,737  52.1  26,599,217  58.5
   Accumulated
    deficit      (184,801)(20,644,087)(39.0)(25,421,633)(55.9)
   Accumulated
    other
    comprehensive
    income          3,031     338,586   0.7   2,346,219   5.2
   Treasury
    stock-
    777 shares
    held by an
    equity
    method
    investee
    at December
    31, 2006           --          --    --     (84,238) (0.2)
                  -------   ---------        ----------

     Total
      shareholders'
      equity      216,096  24,140,083  45.6  20,273,412  44.6
                  -------   ---------        ----------
 TOTAL            474,419  52,997,312 100.0  45,463,058 100.0
                  -------   ---------        ----------

                    --------------------
                      As of March 31,
                            2007
                    -------------------

                      Thousands
                      of JPY       %
                    ------------------
 ASSETS
 CURRENT ASSETS:
   Cash             13,554,544
 Accounts
  receivable,
  net of
  allowance for
  doubtful
  accounts of
  JPY 23,842
  thousand, JPY
  24,690
  thousand and
  JPY 32,489
  thousand at
  December 31,
  2007,
  December 31,
  2006 and
  March 31,
  2007,
  respectively       9,675,725
   Short-term
    investment          12,093
   Inventories       1,111,086
   Prepaid
    expenses         1,053,270
 Other current
  assets, net
  of allowance
  for doubtful
  accounts of
  JPY 720
  thousand,
  JPY 3,850
  thousand and
  JPY 4,570
  thousand at
  December 31,
  2007,
  December 31,
  2006 and
  March 31,
  2007,
  respectively         930,571
     Total
      current
      assets        26,337,289   55.2
                    ----------
 INVESTMENTS IN
  AND ADVANCES
  TO EQUITY
  METHOD
  INVESTEES,
  net of loan
  loss
  valuation
  allowance of
  JPY 16,701 at
  December 31,
  2007,
  December 31,
  2006 and
  March 31,
  2007,
  respectively         858,490    1.8
 OTHER
  INVESTMENTS        2,841,741    6.0
 PROPERTY AND
  EQUIPMENT-Net      9,832,396   20.6
 INTANGIBLE
  ASSETS--Net        2,876,894    6.0
 GUARANTEE
  DEPOSITS           1,686,141    3.5
 OTHER ASSETS,
  net of
  allowance for
  doubtful
  accounts of
  JPY 66,812
  thousand, JPY
  66,366
  thousand and
  JPY 69,050
  thousand at
  December 31,
  2007,
  December 31,
  2006 and
  March 31,
  2007,
  respectively       3,260,053    6.9
                    ----------

 TOTAL              47,693,004  100.0
                    ----------

 LIABILITIES AND
  SHAREHOLDERS'
  EQUITY
 CURRENT
  LIABILITIES:
   Short-term
    borrowings      6,050,000
   Long-term
    borrowings-
    current
    portion           290,000
   Payable
    under
    securities
    loan
    agreement              --
   Capital-
    lease
    obligations-
    current
    portion         2,953,173
   Accounts
    payable         8,464,835
   Accrued
    expenses          897,355
   Other current
    liabilities     2,477,486
                   ----------
     Total
      current
      liabil-
      ities         21,132,849   44.3
 CAPITAL LEASE
  OBLIGATIONS-
  Noncurrent         4,318,309    9.1
 ACCRUED
  RETIREMENT
  AND PENSION
  COSTS                750,042    1.5
 OTHER
  NONCURRENT
  LIABILITIES          564,618    1.2
                    ----------
     Total
      Liabil-
      ities         26,765,818   56.1
                    ----------
 MINORITY
  INTEREST             815,182    1.7
                    ----------
 COMMITMENTS
  AND
  CONTINGENCIES
 SHAREHOLDERS'
  EQUITY:

 Common stock-
  authorized,
  377,600
  shares;
  issued and
  outstanding,
  206,478
  shares at
  December 31,
  2007-
  authorized,
  377,600
  shares;
  issued and
  outstanding,
  204,300
  shares at
  December 31,
  2006 and
  March 31,
  2007              16,833,847   35.3
   Additional
    paid-in
    capital         26,599,217   55.8
   Accumulated
    deficit        (24,270,769) (50.9)
   Accumulated
    other
    comprehensive
    income             949,709    2.0
   Treasury
    stock-
    777 shares
    held by an
    equity
    method
    investee
    at December
    31, 2006                --     --
                    ----------

     Total
      shareholders'
      equity        20,112,004   42.2
                    ----------
 TOTAL              47,693,004  100.0
                    ----------
 (Note) The U.S. dollar amounts represent translations of yen amounts at the rate of JPY 111.71, which was the noon buying rate in New
        York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York prevailing as of December 31, 2007.

 (2) Consolidated Statements of Income

                              Nine Months Ended       Nine Months Ended
                              December 31, 2007       December 31, 2006
                       ------------------------------------------------
                       Thousands  Thousands     %     Thousands    %
                        of U.S.       of     of total     of   of total
                        Dollars      JPY     revenues    JPY   revenues
 ----------------------------------------------------------------------
 REVENUES:
   Connectivity and
    value-added services:
     Connectivity
      (corporate use)    80,608   9,004,721           8,345,756
     Connectivity
      (home use)         34,088   3,807,989           1,477,036
     Value-added
      services           62,337   6,963,603           5,508,337
     Other               27,565   3,079,293           2,788,701
                      ---------   ---------           ---------
       Total            204,598  22,855,606          18,119,830
    Systems
     integration        216,753  24,213,497          20,347,104
    Equipment sales      11,461   1,280,303           1,564,205
                      ---------   ---------           ---------
       Total revenues   432,812  48,349,406  100.0   40,031,139  100.0
                      ---------   ---------           ---------
  COST AND EXPENSES:
     Cost of
      connectivity
      and value-added
      services          170,130  19,005,171          15,396,845
     Cost of systems
      integration       166,128  18,558,164          15,513,501
     Cost of equipment
      sales               9,831   1,098,267           1,399,048
                      ---------   ---------           ---------
        Total cost      346,089  38,661,602   80.0   32,309,394   80.7
     Sales and marketing 28,212   3,151,505    6.5    2,542,815    6.4
     General and
      administrative     30,477   3,404,620    7.0    2,700,746    6.7
     Research and
      development         1,607     179,488    0.4      121,977    0.3
                      ---------   ---------           ---------
        Total cost and
         expenses       406,385  45,397,215   93.9   37,674,932   94.1
                      ---------   ---------           ---------
  OPERATING INCOME       26,427   2,952,191    6.1    2,356,207    5.9
                      ---------   ---------           ---------
  OTHER INCOME (EXPENSES):
    Interest income         360      40,244              11,182
    Interest expense     (2,946)   (329,047)           (304,361)
    Foreign exchange
     gain (loss)             21       2,330                (254)
    Gain (loss) on other
     investments -net       302      33,679           1,679,356
    Other-net               138      15,409               5,377
                      ---------   ---------           ---------
      Other income
       (expenses)-net    (2,125)   (237,385)  (0.5)   1,391,300    3.5
                      ---------   ---------           ---------
  INCOME FROM OPERATIONS
   BEFORE INCOME TAX
   BENEFIT, MINORITY
   INTERESTS AND
   EQUITY IN NET LOSS
   OF EQUITY METHOD
   INVESTEES             24,302   2,714,806    5.6    3,747,507    9.4
                      ---------   ---------           ---------

  INCOME TAX BENEFIT    (12,650) (1,413,102)  (2.9)    (867,187)  (2.2)
  MINORITY INTERESTS
   IN (EARNINGS)
   LOSSES OF
   SUBSIDIARIES             462      51,606    0.1     (195,035)  (0.5)
  EQUITY IN NET LOSS
   OF EQUITY METHOD
   INVESTEES               (819)    (91,523)  (0.1)    (160,810)  (0.4)
                      ---------   ---------           ---------
  NET INCOME             36,595   4,087,991    8.5    4,258,849   10.7
                      ---------   ---------           ---------

                            Fiscal Year Ended
                             March 31, 2007
                        ----------------------
                         Thousands       %
                             of       of total
                            JPY       revenues
 ---------------------------------------------
 REVENUES:
   Connectivity and
    value-added services
     Connectivity
      (corporate use)    11,239,062
     Connectivity
      (home use)          1,968,948
     Value-added
      services            7,415,533
     Other                3,729,633
                          ---------
       Total             24,353,176
    Systems
     integration         30,527,081
    Equipment sales       2,174,324
                          ---------
       Total revenues    57,054,581  100.0
                          ---------
  COST AND EXPENSES:
     Cost of
      connectivity
      and value-added
      services           20,545,358
     Cost of systems
      integration        23,529,045
     Cost of equipment
      sales               1,893,216
                          ---------
        Total cost       45,967,619   80.6
     Sales and marketing  3,438,725    6.0
     General and
      administrative      3,970,692    7.0
     Research and
      development           177,273    0.3
                          ---------
        Total cost and
         expenses        53,554,309   93.9
                          ---------
  OPERATING INCOME        3,500,272    6.1
                          ---------
  OTHER INCOME (EXPENSES):
    Interest income          23,037
    Interest expense       (397,439)
    Foreign exchange
     gain (loss)               (297)
    Gain (loss) on other
     investments -net     1,866,510
    Other-net                56,605
                          ---------
      Other income
       (expenses)-net     1,548,416    2.7
                          ---------
  INCOME FROM OPERATIONS
   BEFORE INCOME TAX
   BENEFIT, MINORITY
   INTERESTS AND          5,048,688    8.8
   EQUITY IN NET LOSS     ---------
   OF EQUITY METHOD
   INVESTEES

  INCOME TAX BENEFIT       (803,943)  (1.4)
  MINORITY INTERESTS
   IN (EARNINGS)
   LOSSES OF
   SUBSIDIARIES            (232,719)  (0.4)
  EQUITY IN NET LOSS
   OF EQUITY METHOD
   INVESTEES               (210,199)  (0.3)
                          ---------
  NET INCOME              5,409,713    9.5
                          ---------

                         Nine Months      Nine months     Fiscal Year
                            Ended            Ended           Ended
                         December 31,     December 31,     March 31,
                             2007             2006           2007
                      -----------------------------------------------
                            Shares           Shares         Shares
 --------------------------------------------------------------------
 BASIC WEIGHTED-
  AVERAGE NUMBER
  OF SHARES                     206,161      203,989        203,992
 DILUTED WEIGHTED-
  AVERAGE NUMBER
  OF SHARES                     206,432      204,186        204,244
 --------------------------------------------------------------------
                        U.S.
                      Dollars     JPY          JPY            JPY
 --------------------------------------------------------------------
 BASIC NET INCOME
  PER SHARE            177.50    19,829       20,878         26,519

 DILUTED NET INCOME
  PER SHARE            177.27    19,803       20,858         26,487
 --------------------------------------------------------------------

 (Note) The U.S. dollar amounts represent translations of yen amounts at the rate of JPY 111.71, which was the noon buying rate in
        New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of
        New York prevailing as of December 31, 2007.

 (3) Consolidated Statements of Shareholders' Equity
     Consolidated statements of shareholders' equity for the nine months ended December 31, 2007

                                             (Unit: Thousands of JPY)

                      Shares of
                        Common
                        Stock
                      Outstanding
                      (Including
                       Treasury               Additional
                        Stock)      Common     Paid-in    Accumulated
                       (Shares)     Stock      Capital      Deficit
 ---------------------------------------------------------------------
 BALANCE, APRIL 1,
  2007                    204,300  16,833,847  26,599,217  (24,270,769)
 Net income                                                  4,087,991
 Other comprehensive
   loss, net of tax

 Total comprehensive
   income
 Payment of dividends                                         (461,309)
 Issuance of common
  stock related to
  share exchanges,
  net of issuance
  cost                      2,178               1,012,520
                         ---------------------------------------------
 BALANCE,
  DECEMBER 31, 2007       206,478  16,833,847  27,611,737  (20,644,087)
                         ---------------------------------------------

                                  Accumulated
                                     Other
                                 Comprehensive   Treasury
                                     Income       Stock        Total
 ---------------------------------------------------------------------
 BALANCE, APRIL 1,
  2007                                949,709         --    20,112,004
 Net income                                                  4,087,991
 Other comprehensive
   loss, net of tax                  (611,123)                (611,123)
                                                             ---------
 Total comprehensive                                         3,476,868
   income
 Payment of dividends                                         (461,309)
 Issuance of common
  stock related to
  share exchanges,
  net of issuance
  cost                                                       1,012,520
                                  ------------------------------------
 BALANCE,
  DECEMBER 31, 2007                   338,586         --    24,140,083
                                  ------------------------------------

 Consolidated statements of shareholders' equity for the nine months ended December 31, 2007

                                    (Unit: Thousands of U.S. Dollars)

                       Shares of
                        Common
                        Stock
                      Outstanding
                      (Including
                        Treasury               Additional
                         Stock)      Common     Paid-in    Accumulated
                        (Shares)     Stock      Capital      Deficit
 ---------------------------------------------------------------------
 BALANCE, APRIL 1,
   2007                   204,300     150,693     238,109     (217,266)
 Net income                                                     36,595
 Other comprehensive
   loss, net of tax
 Total comprehensive
   income
 Payment of dividends                                           (4,130)
 Issuance of common
  stock related to
  share exchanges,
  net of issuance cost      2,178                   9,064
 BALANCE, DECEMBER
  31, 2007                206,478     150,693     247,173     (184,801)
 ---------------------------------------------------------------------

                                  Accumulated
                                     Other
                                 Comprehensive   Treasury
                                     Income       Stock        Total
 ---------------------------------------------------------------------

 BALANCE, APRIL 1,
   2007                                 8,502         --       180,038
 Net income                                                     36,595
 Other comprehensive                   (5,471)                  (5,471)
   loss, net of tax                                         ----------
 Total comprehensive                                            31,124
   income
 Payment of dividends                                           (4,130)
 Issuance of common
  stock related to
  share exchanges,
  net of issuance cost                                           9,064
 BALANCE, DECEMBER
  31, 2007                              3,031         --       216,096

 (Note)
 The U.S. dollar amounts represent translations of yen amounts at the rate of JPY 111.71, which was the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York prevailing as of
 December 31, 2007.

 ---------------------------------------------------------------------
                       Shares of
                         Common
                         Stock
                      Outstanding
                      (Including
                       Treasury               Additional
                        Stock)      Common     Paid-in    Accumulated
                        (Shares)     Stock      Capital      Deficit
 ---------------------------------------------------------------------
 BALANCE, APRIL 1,
  2006                    204,300  16,833,847  26,599,217  (29,680,482)
 Net income                                                  4,258,849
 Other comprehensive
  loss, net of tax
 Total comprehensive
  loss
 BALANCE, DECEMBER
  31, 2006                204,300  16,833,847  26,599,217  (25,421,633)
                        ----------------------------------------------

                                  Accumulated
                                     Other
                                 Comprehensive   Treasury
                                    Income        Stock        Total

 BALANCE, APRIL 1,
  2006                              6,553,594     (84,238)  20,221,938
 Net income                                                  4,258,849
 Other comprehensive
  loss, net of tax                 (4,207,375)              (4,207,375)
 Total comprehensive                                        ----------
  loss                                                          51,474
 BALANCE, DECEMBER
  31, 2006                          2,346,219     (84,238)  20,273,412
                         ---------------------------------------------

 Consolidated statements of shareholders' equity for the fiscal year ended March 31, 2007

                                           (Unit: Thousands of JPY)
 ---------------------------------------------------------------------
                      Shares of
                        Common
                        Stock
                      Outstanding
                      (Including
                       Treasury               Additional
                        Stock)      Common     Paid-in    Accumulated
                       (Shares)     Stock      Capital      Deficit
 ---------------------------------------------------------------------
 BALANCE, APRIL 1,
  2006                    204,300  16,833,847  26,599,217  (29,680,482)
 Net income                                                  5,409,713
 Other comprehensive
  loss, net of tax

 Total comprehensive
  loss
 Adjustment to initially
  apply SFAS158, net
  of tax
 Dissolution of
  reciprocal interests
  due to sale of
  investment in an
  equity method
  investee
 ---------------------------------------------------------------------
 BALANCE, MARCH
  31, 2007                204,300  16,833,847  26,599,217  (24,270,769)
                        ----------------------------------------------

                                  Accumulated
                                     Other
                                 Comprehensive   Treasury
                                    Income        Stock        Total

 BALANCE, APRIL 1,
  2006                              6,553,594     (84,238)  20,221,938
 Net income                                                  5,409,713
 Other comprehensive
  loss, net of tax                 (5,492,154)              (5,492,154)
                                                            ----------
 Total comprehensive                                           (82,441)
  loss
 Adjustment to initially
  apply SFAS158, net
  of tax                             (111,731)                (111,731)
 Dissolution of
  reciprocal interests
  due to sale of
  investment in an
  equity method
  investee                                         84,238       84,238
 ---------------------------------------------------------------------
 BALANCE, MARCH
  31, 2007                            949,709         --    20,112,004
                        ----------------------------------------------

 (4) Condensed Consolidated Statements of Cash Flows
 ---------------------------------------------------------------------
                             Nine Months      Nine Months  Fiscal Year
                                Ended            Ended        Ended
                               Dec. 31,         Dec. 31,     March 31,
                                2007              2006         2007
 ---------------------------------------------------------------------
                         Thousands  Thousands   Thousands   Thousands
                          of U.S.      of          of          of
                          Dollars     JPY         JPY          JPY
 ---------------------------------------------------------------------
 OPERATING ACTIVITIES:
 Net income                 36,595   4,087,991   4,258,849   5,409,713
 Adjustments to
  reconcile net
  income to net cash
  provided by
  operating
  activities:

  Depreciation and
   amortization             31,164   3,481,394   3,234,615   4,228,048
  Provision for
   (reversal of)
   doubtful accounts
   and advances                (63)     (7,069)         25      12,232
 Gain on other
  investments -- net          (301)    (33,679) (1,679,356) (1,866,510)
 Foreign exchange
  loss                          35       3,955       1,935       2,226
 Equity in net loss
  of equity method
  investees                    819      91,523     160,810     210,199
 Minority interests
  in earnings (losses)
  of subsidiaries             (462)    (51,606)    195,035     232,719
 Deferred income tax
  benefit                  (16,027) (1,790,391) (1,223,275) (1,494,685)
 Others                      1,290     144,053     297,719     534,035
 Changes in operating
  assets and
  liabilities:
  Decrease (increase)
   in accounts
   receivable              (18,991) (2,121,457)  3,864,892   2,376,126
  Increase in
   inventories,
   prepaid expenses
   and other current
   and noncurrent
   assets                  (12,095) (1,351,187)   (610,349) (1,235,003)
  Decrease in
   accounts payable        (14,549) (1,625,227) (4,127,491) (1,872,969)
  Increase (decrease)
   in accrued
   expenses, other
   current and
   noncurrent
   liabilities              (3,346)   (373,793)    202,463     865,376
 ---------------------------------------------------------------------
   Net cash provided
    by operating
    activities               4,069     454,507   4,575,872   7,401,507
 ---------------------------------------------------------------------
 INVESTING ACTIVITIES:
  Purchase of
   property and
   equipment               (14,457) (1,614,994)   (986,367) (1,287,906)
  Purchase of
   available-for-sale
   securities               (4,631)   (517,275)   (575,623)   (802,662)
  Purchase of
   short-term and
   other investments        (2,077)   (231,974) (1,502,601) (1,794,358)
  Investment in an
   equity method
   investee                 (2,241)   (250,389)        --          --
  Proceeds from
   sales of
   investment in an
   equity method
   investee                    --          --          --      185,900
  Purchase of
   subsidiary stock
   from minority
   shareholders            (17,681) (1,975,123)    (27,559) (3,077,764)
  Proceeds from sales
   of
   available-for-sale
   securities                5,522     616,920   2,085,241   3,883,915
  Proceeds from sales
   and redemption of
   short-term and
   other investments           184      20,579      21,781     110,446
  Acquisition of
   newly controlled
   companies, net of
   cash acquired            (7,059)   (788,608)        --          --
  Acquisition of
   businesses                  --          --      (74,751)    (74,751)
  Payment of
   guarantee deposits
    -- net                  (2,500)   (279,324)    (17,396)   (118,411)
  Other                       (386)    (43,154)    (19,743)    (38,020)
 ---------------------------------------------------------------------
 Net cash used in
  investing
  activities               (45,326) (5,063,342) (1,097,018) (3,013,611)
 ---------------------------------------------------------------------

 FINANCING ACTIVITIES:
  Proceeds from
   issuance of
   short-term
   borrowings with
   initial
   maturities over
   three months            142,333  15,900,000   8,800,000  10,500,000
  Repayments of
   short-term
   borrowings with
   initial maturities
   over three months      (139,110)(15,540,000) (5,629,600) (7,639,963)
  Proceeds from
   securities loan
   agreement                   --          --    1,057,680   1,057,680
  Repayments of
   securities loan
   agreement                   --          --   (1,495,680) (2,057,280)
  Principal payments
   under capital
   leases                  (22,954) (2,564,142) (2,573,613) (3,259,875)
  Increase (decrease)
   in short-term
   borrowings with
   initial maturities
   less than three
   months -- net            26,408   2,950,000  (3,405,000) (3,355,000)
  Proceeds from
   issuance of
   subsidiary stock
   to minority
   shareholders                --          --          --      194,679
  Amount of dividend
   payment                  (4,130)   (461,309)        --          --
 ---------------------------------------------------------------------
 Net cash provided by
  (used in) financing
  activities                 2,547     284,549  (3,246,213) (4,559,759)
 ---------------------------------------------------------------------

 EFFECT OF EXCHANGE
  RATE CHANGES ON
  CASH                        (141)    (15,811)     (4,552)       (614)

 NET DECREASE IN CASH      (38,851) (4,340,097)    228,089    (172,477)
 CASH, BEGINNING OF
  EACH PERIOD              121,337  13,554,544  13,727,021  13,727,021
 ---------------------------------------------------------------------
 CASH, END OF EACH
  PERIOD                    82,486   9,214,447  13,955,110  13,554,544
 ---------------------------------------------------------------------

 ---------------------------------------------------------------------
 ADDITIONAL CASH FLOW
  INFORMATION:
 Interest paid               2,948     329,316     287,451     383,461
 Income taxes paid           8,360     933,930     339,973     347,826

 NONCASH INVESTING
  AND FINANCING
  ACTIVITIES:
  Acquisition of
   assets by entering
   into capital
   leases                   26,114   2,917,146   1,741,877   2,664,706
  Purchase of
    minority
    interests of
    consolidated
    subsidiaries
    through share
    exchanges                9,064   1,012,520         --          --
  Acquisition of
    business and a
    company:
   Assets acquired          20,762   2,319,277     236,307     236,307
   Cash paid               (15,356) (1,715,450)    (74,751)    (74,751)
   Liabilities assumed       3,294     367,989     161,556     161,556
   Minority interests
    assumed                  2,112     235,838         --          --
 ---------------------------------------------------------------------

 (Note)

 The U.S. dollar amounts represent translations of yen amounts at the rate of JPY 111.71, which was the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York prevailing as of
 December 31, 2007.

CONTACT:  IIJ
          Investor Relations Office
          Taisuke Ono
          +81-3-5259-6500
          ir@iij.ad.jp
          http://www.iij.ad.jp